Exhibit 99.3

Dear Colleagues,

I am writing to share with you the news that our Board of Directors has approved a plan to separate Tyco International into three independent, publicly traded companies.

Under the plan we are announcing today, we will create three new companies from Tyco’s current portfolio of businesses:

•                  a standalone ADT North America residential and small business security company;

•                  a standalone flow control company; and

•                  a standalone commercial fire and security company.

We expect the process of creating the three new public companies will take approximately 12 months to complete as we work through various financial, legal and regulatory requirements, including the approval of the transaction by Tyco shareholders.

Careful Assessment

The decision to take this step follows a careful and thorough assessment by our Board of Directors and senior leadership on the best way to position our businesses for growth and value creation. In evaluating these opportunities, we concluded that creating three independent, public companies is the next logical step for Tyco.

We begin this journey from a position of strength. In the four years since completing the separation of our healthcare and electronics businesses, we have strengthened Tyco’s competitive position in our core security, fire and flow control platforms through a consistent focus on driving organic growth, including investing in R&D and technology, enhancing our productivity and efficiency, making strategic acquisitions and increasing our presence in key emerging markets. We have also taken steps to streamline our portfolio by divesting certain businesses, like electrical & metal products, that fall outside our core areas of focus.

Flexibility to Pursue Focused Strategies

As a result of these efforts, all three of our core businesses are now well-positioned to emerge as strong and focused standalone companies. All three companies will have industry-leading positions in large and fragmented industries. Importantly, the new companies will have greater flexibility to pursue their own focused strategies to achieve growth — both organically and through acquisitions — than they would under Tyco’s current corporate structure. Each business will also be able to further sharpen its focus on serving its own distinct customer base.

I’m excited about the opportunities for the standalone companies we are creating for another important reason. All three companies will have highly skilled employees and talented, experienced leaders. I’m pleased to inform you that our three current segment presidents will assume the following new roles in the companies when the separation is completed:

A Message from Ed Breen, Chairman & CEO
Subject: Tyco Separation Announcement
Date: September 19, 2011

•                  Naren Gursahaney will become CEO of the ADT North America residential company;

•                  Patrick Decker will become CEO of the flow control company; and

•                  George Oliver will become CEO of the commercial fire and security company;

Each company will have its own independent board of directors and we expect that a number of current Tyco board members will serve on one or more of the boards of the three companies. Upon completion of the transaction, I expect to become non-executive chairman of the commercial security and fire company, a director of the flow control company and a consultant to the ADT North America residential company. In addition, current Tyco directors are expected to serve the roles of non-executive chairman of the flow control and ADT North America residential company.

Smooth, Seamless Transition

As we move forward with our plan over the next 12 months, we are committed to providing regular updates about the progress of the transaction and maintaining an open dialogue throughout the process of preparing our three companies for “Day One” as standalone companies.

In order to ensure that we execute on all aspects of our plan, we are creating a Separation Management Team to assume overall responsibility for all aspects of completing our separation into three standalone public companies. The team will consist of corporate and business segment representatives who together will develop a comprehensive work plan for the separation.

I’m pleased to announce that Chris Coughlin, who has served as an advisor to Tyco since stepping down as our chief financial officer last year, will lead the Separation Management Team. Chris played a key role in the separation management process for the spin-offs of the healthcare and electronics businesses in 2007 and has a wealth of experience leading companies through complex transactions.

With all three businesses well-positioned to operate as separate entities, we expect the transition to proceed smoothly and seamlessly. For the majority of our employees, the transaction will have little impact on your work over the next 12 months. During this time, we ask you to stay focused on meeting the company’s objectives, fulfilling your day-to-day responsibilities and continuing to serve the needs of our customers.

We are able to take this major step now in large part because of your outstanding work. We are fortunate to be in such a strong position today and I am convinced that this is the right plan to help our businesses reach their full potential as standalone companies.

More information about the planned separation will be made available throughout the process. We’ve also set up a page on InsideTyco to keep you informed about the separation. As always, I encourage you to reach out to your manager with any questions.

Regards,

OTHER IMPORTANT INFORMATION

In connection with the proposed spin-off transactions, a definitive proxy statement for the stockholders of Tyco will be filed with the U.S. Securities and Exchange Commission (the “SEC”).  Tyco will mail the final proxy statement to its stockholders. BEFORE MAKING ANY VOTING DECISION, TYCO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington D.C 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Tyco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed spin-off transactions.  Information concerning the interests of Tyco’s participants in the solicitation is set forth in Tyco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the spin-off transactions when it becomes available.